Amendment to Custody Agreement

THIS SECOND AMENDMENT, dated as of November 10, 2021, to the Custody Agreement, originally made and entered into as of September 10, 2015 (the "Agreement") by and between COPELAND TRUST, a business trust organized under the laws of the State of Delaware, having its principal office and place of business at 161 Washington St., Suite 1325, Conshohocken, PA 19428 ("the Trust"), and THE NORTHERN TRUST COMPANY (the "Custodian"), an Illinois company with its principal place of business at 50 South LaSalle Street, Chicago, Illinois 60603.

WHEREAS, the Trust has requested that the Custodian amend the Agreement to add the Copeland International Small Cap Fund, a new series of the Trust, and the Custodian has agreed to do so.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

1.                  Amendments.

(a)	Schedule B is hereby deleted in its entirety and replaced with Schedule B attached hereto, as the same may be amended from time to time.

2.                  Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.
(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each party hereto has caused this Amendment to be executed by ifs duly authorized officer, as the case may be, as of the date and year first above written.

COPELAND TRUST

By: /s/ Steven J. Adams

Name: Steven J. Adams

Title: Vice President

THE NORTHERN TRUST COMPANY

By: /s/ John K. Barry

Name: John K. Barry

Title: Vice President

SCHEDULE B

INVESTMENT PORTFOLIOS

Copeland Dividend Growth Fund

Copeland SMID Cap Dividend Growth Fund

Copeland International Small Cap Fund